Exhibit 10.1
CONSULTING AGREEMENT
      This CONSULTING AGREEMENT to be effective as of August 16, 2006 (this “Agreement”), is executed by MARINER ENERGY, INC. (the “Company”), 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042, and Ricky G. Lester (the “Consultant”). In consideration of the mutual promises set forth herein, it is agreed by and between the Company and the Consultant:
1. Nature of Services. The Consultant has resigned his employment with the Company, but under this Agreement, the Consultant shall perform services from time to time as requested by the Company and shall continue to serve as Vice President, Chief Financial Officer and Treasurer of the Company until such time as a successor Vice President, Chief Financial Officer and Treasurer is named and shall assist in transition upon the hiring of his successor. The Consultant shall report to Scott D. Josey, Chief Executive Officer and President of the Company. The services to be performed shall include, without limitation, responsibility for the Company’s finance, accounting, control, tax, capital budgeting, financial reporting, risk management, and information systems and special projects as may be assigned from time to time, including making the certification required by the Company’s chief financial officer in connection with the filing and effectiveness of its Form S-4 Registration Statement. The exact topics or subjects of Consultant’s services and the portion of his time to be devoted thereto will be determined by Company and directions will be furnished to the Consultant.
2. Relationship of the Parties. The Consultant shall perform services under this Agreement as an independent contractor. The Consultant is not, shall not be, and shall not hold himself out to be, an employee or servant of the Company and shall not be entitled to any of the benefits to which active employees of the Company may be entitled, including, but not limited to, the Company’s life, health, medical or disability insurance programs, its pension plan, stock incentive plan, savings plan, or any of its unemployment or workers’ compensation benefits, but shall continue to exercise the powers and authority of his offices until such time as his successor is named or the earlier termination of this Agreement.
3. Compensation. As compensation for services rendered under this Agreement, the Company shall pay the Consultant a fee of $2300 per day. Semi-monthly, the Consultant shall submit to the Company a statement identifying the project and describing the dates when work was performed.
4. Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred by the Consultant rendering the services under this Agreement, if any. Travel expenses to and from the Company’s Houston office are not reimbursable. The Consultant shall submit to the Company, not later than one month after such expenses are incurred, an itemized account of such expenses in such form as may be required by the Company.
5. Effective Date and Term. This Agreement shall commence upon execution and shall remain in force and effect on a month-to-month basis. Notwithstanding the foregoing, either the Consultant or the Company may terminate this Agreement at any time upon giving thirty days’ notice to the other party, and the Company may terminate this Agreement at any time without notice effective immediately if the Company believes in good faith that the Consultant has breached or neglected his obligations pursuant to this Agreement or committed an act of dishonesty, fraud, misrepresentation or moral turpitude, whether or not related to the performance of services under this Agreement.

6. Confidentiality. The Consultant acknowledges that the business of the Company is highly competitive and that the Company has provided and will provide him with access to Confidential Information relating to the business of the Company. “Confidential Information” means and includes the Company’s and its subsidiaries’ confidential and/or proprietary information and/or trade secrets that have been developed or used and/or that will be developed during the term of this Agreement and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, without limitation, within the foregoing definition, technical, business, and financial information, land and lease files, exploration, exploitation, development and operation plans and results, land surveys and plats, geological, geophysical, seismic, and reserve data, trade secrets and know-how, research, product plans, products, services, employee and customer lists, areas of mutual interests, markets and marketing information, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, and hardware configuration information, information regarding customers, employees, contractors and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning investors and affiliates; pricing strategies and price curves; positions; plans and strategies for expansion, acquisitions or divestitures; budgets; research; communications and electronic commerce information; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; grids and maps; electronic databases; models; specifications; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to or obtained from third parties; technologies and methods; organizational structure; personnel information; payment amounts or rates paid to consultants or other service providers; and other confidential or proprietary information not generally available to the public. The Consultant acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its business to obtain a competitive advantage over its competitors and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.
The Consultant agrees that he will not, at any time during or after the term of this Agreement, make any unauthorized disclosure of any Confidential Information of the Company or its subsidiaries or make any use thereof except in the carrying out of his services under this Agreement or as may be required by law.
The Consultant acknowledges that, during the course of his consulting arrangement with the Company, he may be provided with or have access to Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company. The Consultant also agrees to preserve and protect the confidentiality of such third-party Confidential Information to the same extent, and on the same basis, as Confidential Information of the Company and its subsidiaries and, to the extent that the Company or any of its subsidiaries is subject to confidentiality obligations or agreement to third parties with respect to any information, in accordance with such obligations and agreements.
7. The Consultant shall exercise reasonable care and diligence to prevent any actions or conditions that could result in a conflict with the Company’s best interests.
8. Insurance Requirements. During the term of this Agreement, the Consultant agrees to maintain and pay for, at his own cost and expense, (a) comprehensive general liability insurance, on an occurrence, not claims made, basis with minimum limits of $1,000,000 for death, injury and property damage per injury/per occurrence, and (b) comprehensive automobile liability insurance covering owned, hired or non-owned vehicles used by the Consultant with minimum limits of $500,000 per injury and $500,000 each occurrence for bodily injury, and $500,000 each occurrence for property damage. In the event that the Consultant fails to obtain or maintain such coverage after execution of this Agreement, the Company may obtain such coverage on behalf of the Consultant and shall charge the Consultant for all costs and expenses of obtaining and maintaining such insurance coverage.
9. Assignment. This Agreement shall be binding upon, and inure to the benefit of, parties and their respective heirs, representatives, successor and permitted assigns. This Agreement shall not be assignable by the Consultant.
10. Notice. Notices or communication required or permitted to be given under this Agreement shall be given to the respective parties in writing either personally or by certified mail, postage prepaid, as follows:

Mariner Energy, Inc.	Ricky G. Lester
2000 West Sam Houston Parkway South	20307 Fairway Trails Lane
Suite 2000	Spring, TX 77379
Houston, Texas 77042
Attention: Teresa Bushman
or at such other addresses and to such other persons as either party may from time to time designate by notice given as herein provided. Notice hereunder shall be deemed to have been received by the person to whom addressed at the time it is personally delivered or 72 hours after it is deposited certified mail return receipt requested in the United States mail as hereinabove specified.
11. Choice of Law and Severability. This Agreement shall in all respects be governed by the laws of the State of Texas without giving effect to any principles of conflicts of laws. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions shall not be affected.
12. MODIFICATIONS. THIS AGREEMENT CONSTITUTES THE FULL, COMPLETE AND ENTIRE AGREEMENT BETWEEN THE COMPANY AND THE CONSULTANT WITH RESPECT TO THE SERVICES TO BE PROVIDED BY THE CONSULTANT HEREUNDER AND SUPERSEDES ALL PRIOR UNDERSTANDING, AGREEMENTS, OR ARRANGEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF. No modifications, renewal, extensions or waiver of this Agreement or any of the provisions contained herein shall be binding upon either party, unless made in writing and signed by each party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below to be effective as of August 16, 2006.

MARINER ENERGY, INC.
Date: August 9, 2006	By:	/s/ Scott D. Josey
		Name:	Scott D. Josey
		Title:	Chairman of the Board, Chief Executive Officer and President

Date: August 9, 2006	/s/ Ricky G. Lester
RICKY G. LESTER

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